May 7, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that ENSCO International Incorporated (the"Company") has incorporated by reference in its Registration Statements on Form S-3 (No. 33-42965, 33-46500, 33-49590, 33-43756, 33-64642, 333-03575, and 333-37897) and Form S-8 (No. 333-58625, 33-14714, 33-32447, 33-35862, 33-40282, and 33-41294) its Form 10-Q for the quarter ended March 31, 2001, which includes our report dated May 7, 2001 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act. It should be noted that we have not performed any procedures subsequent to May 7, 2001.

Yours very truly,

/s/ Arthur Andersen LLP
Dallas, Texas